Exhibit 99

Contact:

Megan Reiss

Exact Sciences Corp.

meganreiss@exactsciences.com

For Immediate Release

Cologuard growth accelerates to $48.4 million in revenue during first quarter;

volume grows 150 percent year over year to 100,000 completed tests

Gross margin expands to 65 percent during first quarter

•                  Revenue guidance raised to $195-205 million for 2017, from $170-180 million;

•                  Guidance for completed Cologuard tests increased to at least 470,000 tests, from at least 415,000;

•                  10,000 additional providers ordered Cologuard during the first quarter, and insurance coverage expanded to 78 percent.

MADISON, Wis., April 27, 2017 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenues of $48.4 million and completed approximately 100,000 Cologuard tests during the quarter ended March 31, 2017. First-quarter 2017 revenues and completed Cologuard test volume grew 226 percent and 150 percent from the same period of 2016, respectively.

“Our team is proud of the impact we are having on the early detection of colon cancer,” said Kevin Conroy, chairman and CEO of Exact Sciences. “More than 450,000 people have been screened using Cologuard since it was launched, including many patients who had never previously been screened. We believe that increasing patient demand and physician awareness, and Cologuard’s recent inclusion in the Star Ratings position our test well for long-term, sustainable growth.”

About 10,000 health care providers ordered their initial Cologuard test during the first quarter of 2017. Since Cologuard was launched, approximately 70,000 providers have ordered the test through the first quarter of 2017, including approximately 56,000 of the estimated 200,000 active primary care providers in the United States.

As of April 26, 2017, approximately 197 million Americans are members of health plans that cover Cologuard, including 78 percent of those who are indicated for colorectal cancer screening.

First-Quarter Financial Results

Exact Sciences reported total revenues of $48.4 million during the first quarter of 2017, compared to $14.8 million for the same period of 2016. Average recognized revenue per test during the first quarter of 2017 was $485.

Of the revenue recognized in the three months ended March 31, 2017, approximately $4.3 million, or $43 per test, related to the one-time impact of certain payers meeting the company’s revenue recognition criteria for accrual-basis revenue. Revenue was previously recognized on a cash-basis for these payers. Please see the “How We Recognize Revenue” section of the Management’s Discussion and Analysis in our Form 10-Q for additional information related to the change in revenue recognition.

Average cost per test for the first quarter of 2017 was $170, compared to $227 for the same period of 2016. The company’s gross margin improved from 39 percent to 65 percent from the first quarter of 2016 to the same period of 2017. The change in revenue recognition contributed approximately 3 percentage points to the first-quarter 2017 gross margin.

Operating expenses for the first quarter of 2017 were $66.9 million, compared to $53.7 million for the same period in 2016. The increase was due primarily to personnel additions and higher television advertising spending.

For the first quarter of 2017, Exact Sciences reported a net loss of $34.9 million, or $0.32 per share. The company reported a net loss of $47.5 million, or $0.49 per share, for the same period of 2016.

Cash utilization during the first quarter of 2017 was $36.4 million. Exact Sciences ended the first quarter of 2017 with cash, cash equivalents and marketable securities of $274.7 million, compared to $311.1 million at Dec. 31, 2016.

Updated 2017 Outlook

The company anticipates revenue of $195-205 million and completed Cologuard test volume of at least 470,000 tests during 2017. Previous guidance was $170-180 million in revenue and at least 415,000 completed Cologuard tests. For the second quarter, the company anticipates at least 115,000 completed Cologuard tests.

First-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Thursday, April 27, 2017, at 10 a.m. ET to discuss first-quarter 2017 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-201-0168 and international callers should dial +1-647-788-4901.

An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 800-585-8367 domestically or +1-416-621-4642 internationally. The access code for the conference call and replay is 1619923. The conference call, webcast and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the recommendations of the U.S. Preventive Services Task Force (2016) and the American Cancer Society’s (2014)

colorectal cancer screening guidelines. Stool DNA is included in the combined screening guidelines of the American Cancer Society / U.S. Multi-Society Task Force/American College of Radiology (2008), the American College of Gastroenterology guidelines (2009) and the National Comprehensive Cancer Network (2016). Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.cologuardtest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payer reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover Cologuard and reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of the adoption, modification or repeal of any healthcare reform law, rule, order, interpretation or policy; the effects of changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016

Laboratory service revenue	$48,363	$14,835
	48,363	14,835

Cost of sales	16,981	9,059
Gross margin	31,382	5,776

Operating Expenses:
Research and development	8,002	10,126
General and administrative	20,070	17,824
Sales and marketing	38,801	25,711
Total operating expenses	66,873	53,661

Loss from operations	(35,491)	(47,885)

Investment income	595	466
Interest expense	(50)	(54)

Net loss	$(34,946)	$(47,473)

Net loss per share - basic and diluted	$(0.32)	$(0.49)

Weighted average common shares outstanding - basic and diluted	110,582	97,246

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$39,206	$48,921
Marketable securities	235,464	262,179
Accounts receivable, net	16,214	8,526
Inventory, net	7,859	6,833
Prepaid expenses and other current assets	7,443	7,114
Property and equipment, net	38,395	38,142
Other long-term assets	5,680	5,325
Total assets	$350,261	$377,040

Liabilities and stockholders’ equity
Total current liabilities	$29,937	$30,692
Long term debt	4,592	4,633
Long term other liabilities	5,680	5,734
Lease incentive obligation, less current portion	532	686
Total stockholders’ equity	309,520	335,295
Total liabilities and stockholders’ equity	$350,261	$377,040